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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of November 27, 2000, between Juniper Networks, Inc., a Delaware corporation (the "Company) and Micro Magic, Incorporated, a California corporation ("Micro Magic").

                                    RECITALS

A. Upon the terms and subject to the conditions of this Agreement, Micro Magic and the Company intend to enter into a transaction whereby Micro Magic will merge with and into the Company.

B. The consideration will be in the form of the Company's common stock and cash as provided herein.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   AGREEMENTS

The parties hereby agree as follows:

1.      TRANSACTION.

        1.1 ACQUISITION. Micro Magic will merge with and into the Company (the "Merger"). The shareholders of Micro Magic will receive shares of the common stock of the Company, par value $.00001 per share (the "Shares"), and cash as provided in Section 1.2 below.

        1.2 CONSIDERATION. Each shareholder of Micro Magic shall elect, prior to the Closing Date, the amount of the consideration to be paid in the form of the Shares and the amount of the consideration to be paid in the form of cash. The specific allocation of the consideration between cash and Shares shall be as set forth on Schedule 1.2 attached hereto and incorporated herein by reference.
Schedule 1.2 will be completed before the Closing Date in accordance with
Section 6.3 of this Agreement. The parties agree that the amount of cash consideration shall not exceed $44,500,000.

        1.3 EXCHANGE RATIO. The number of Shares to be received by each Micro Magic shareholder shall be determined by multiplying the number of Micro Magic shares by the Exchange Ratio. The "Exchange Ratio" is defined as the quotient obtained by dividing (i) the quotient obtained by dividing $300,000,000 by the "Juniper Per Share Price" (as defined below) by (ii) the aggregate number of "Micro Magic Securities" (as defined below). Each holder of Micro Magic issued and outstanding common stock who elects to receive Shares only in the Merger shall receive the number of Shares equal to the number of Shares determined by applying the Exchange Ratio as defined in the preceding sentence. Each holder of Micro Magic issued and outstanding common stock who elects to receive cash and Shares in the Merger shall receive the number of Shares equal to the number of Shares determined by applying the Exchange Ratio, reduced by a number of Shares determined by dividing the amount of cash to be received by such holder by the Juniper Per Share Price. In utilizing the Exchange Ratio to calculate the amount of cash or stock consideration or the number or exercise price for option shares, all share amounts will be rounded down to the nearest whole number and all dollar amounts will be rounded up to the nearest cent.

                1.3.1 "JUNIPER PER SHARE PRICE" shall mean the average of the closing price of the common stock of the Company for the 30 trading days immediately ending on December 8, 2000.

                1.3.2 "MICRO MAGIC SECURITIES" shall mean all outstanding common stock (whether restricted or not), options (whether vested or unvested), all other shares that are reserved for issuance under any stock option plans, including the Additional Employee Shares (as defined below) and the New Employee Shares (as defined below) and all preferred stock on an as-converted to common basis.



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                        (a) "ADDITIONAL EMPLOYEE SHARES" shall mean the
1,156,667 shares of Micro Magic common stock that, as of October 31,2000 were unissued out of the Micro Magic common stock reserved for issuance under the Micro Magic 1995 Stock Option Plan.

                        (b) "NEW EMPLOYEE SHARES" shall mean the 3,000,000 shares of Micro Magic common stock to be available for granting stock options to new hires of Micro Magic prior the Closing Date pursuant to the terms of a new stock option plan to be adopted by Micro Magic.

        1.4 OPTIONS FOR MICRO MAGIC COMMON STOCK; ACCELERATION; JUNIPER OPTIONS.

                1.4.1 ASSUMPTION OF OPTIONS BY THE COMPANY. Except as otherwise provided in this Agreement, as a result of the Merger all of the options to acquire Micro Magic common stock granted on or prior to the Closing Date shall be converted into options to acquire common stock of the Company and shall be assumed by the Company. The number of shares and the exercise price of such Micro Magic options shall, except as otherwise provided herein, be adjusted in accordance with the Exchange Ratio (the number of shares shall be multiplied by the Exchange Ratio and the exercise price per share shall be divided by the Exchange Ratio). Except as otherwise provided in this Agreement and except for any acceleration of vesting rights, the original vesting schedules of the converted and assumed options shall be retained and the original terms of the options shall have the same terms upon conversion except, with respect to the Major Shareholders, as more fully described in the form of Stock Restructuring and Non-Compete Agreement attached hereto as Schedule 1.8.2(a). The Company shall file for registration of the converted and assumed option shares on Form S-8 within 30 days following the Closing Date but shall use its best efforts to file such S-8 Registration Statement within 15 days following the Closing Date, and the Company shall use best efforts to have such registration statement declared effective as soon as practicable thereafter.

                1.4.2 ACCELERATION. Except as otherwise agreed by the parties, each Micro Magic employee shall waive his or her rights to acceleration of vesting (if any) that may be applicable as a result of any transaction contemplated by this Agreement or otherwise upon any change of control or sale of all or any part of the assets or capital stock of Micro Magic.

                1.4.3 ADDITIONAL EMPLOYEE SHARES. Micro Magic and the Company have agreed upon the grant of options to purchase the Additional Employee Shares to certain Micro Magic employees in the amounts agreed to by Micro Magic and the Company. Except as otherwise agreed, the options granted for the Additional Employee Shares shall vest over a four-year period beginning immediately as of the Closing Date at a rate of 1/48th per month.

                1.4.4 NEW EMPLOYEE SHARES. Micro Magic shall grant options to purchase the New Employee Shares to those new employees hired by Micro Magic prior to the Closing Date with the prior approval of the Company. The options for the New Employee Shares shall vest as to 25% one year after the date of hire with the remainder vesting monthly over the 36-month period thereafter. Micro Magic shall adopt a new plan which will reserve 3,000,000 shares of the common stock of Micro Magic for stock options hereunder.

                1.4.5 COMPANY OPTIONS. The Company shall grant options to purchase common stock under its 2000 Stock Option Plan to Lee Tavrow and Mark Santoro (each, a "Major Shareholder" and collectively, the "Major Shareholders") in the amounts set forth on Schedule 1.4.5 hereto. These options shall be granted effective on the Closing Date, priced at the closing price as quoted on the Nasdaq National Market on the Closing Date and shall vest over a four year period, with 25% vesting one year from the Closing Date and the remainder vesting monthly thereafter over 36 months. The terms of the Company's 2000 Stock Option Plan shall govern the options granted pursuant to this Section 1.4.5.

        1.5 REGISTRATION OF SHARES. The Company shall file for registration for the Shares on Form S-3 within 30 days following the Closing Date but shall use its best efforts to file such S-3



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Registration Statement within 15 days following the Closing Date, and the
Company shall use best efforts to have such registration declared effective.

                1.5.1 ISSUANCE OF SHARES. The Shares to be issued under this Agreement shall be issued pursuant to Section 4(2) under the Securities Act of 1933 (the "Securities Act") and pursuant to the national market system exemption under the California Corporations Code. Each Micro Magic shareholder will execute and deliver to the Company the "Investment Representation Statement" in the form attached hereto as Schedule 1.5.1 at the Closing.

                1.5.2 FURTHER ACTIONS. Each of the shareholders of Micro Magic shall execute such documents as necessary to implement the exemptions from registration outlined above.

                1.5.3 NASDAQ NATIONAL MARKET LISTING. The Company shall cause the Shares and the shares of Company common stock to be reserved for issuance upon exercise of options assumed in the Merger to be authorized for listing on the Nasdaq National Market.

                1.5.4 REGISTRATION OBLIGATIONS OF THE COMPANY.

                        (a) Expenses of Registration. All expenses of registration incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all expenses of selling shares registered shall be borne by the shareholders of the securities so registered pro rata on the basis of the number of their shares so registered.

                        (b) Registration Procedures. The Company will keep each shareholder advised as to the initiation of the registration and as to the completion thereof. At its expense, the Company will (i) keep the registration statement filed continuously effective until the earlier of (A) two years after the Effective Time, or (B) such time as all of the Shares registered have been sold thereunder; (ii) prepare and file with the Securities and Exchange Commission (the "SEC") as promptly as practicable such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act; (iii) furnish to each shareholder such number of copies of any prospectus in conformity with the requirements of the Securities Act, and such other documents, as each shareholder may reasonably request in order to effect the offering and sale of the Shares; and (iv) take such steps as may be reasonably necessary to register or qualify the Shares under the securities or blue sky laws of such jurisdictions as each shareholder shall reasonably request.

                        c) Other Requirements. The Company shall notify each shareholder (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement;
(ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such registration statement or prospectus. In such event, the Company may suspend use of such prospectus on written notice to each shareholder, in which case each shareholder shall not dispose of Shares covered by such registration statement or prospectus until copies of a supplemented or amended prospectus are distributed to the shareholders or until the shareholders are advised in writing by the Company that the use of the applicable prospectus may be resumed. The Company shall use best efforts to ensure that the use of the prospectus may be resumed as soon as practicable. The Company shall use best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment. The Company



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shall, upon the occurrence of any event contemplated by clause (iv), prepare a supplement or post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (d) Indemnification. The Company will indemnify each shareholder against all claims, losses, damages and liabilities arising out of or based on any untrue statement of a material fact contained in any prospectus, offering circular or other document (including any related registration statement) incident to any registration, qualification or compliance required or effected pursuant hereto, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act including any rule or regulation thereunder applicable to the Company relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such holder for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such shareholder for use therein.

                        Each shareholder (the "Indemnifying Holder") will indemnify the Company, each of its directors, officers, partners and agents and each person who controls the Company within the meaning of the Securities Act and the rules and regulations thereunder, each other such shareholder against all claims, losses, damages and liabilities arising out of or based on any untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company and such shareholders, directors, officers, agents, partners or control persons for any legal or any other expenses reasonably incurred in connection with investigating of defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by the Indemnifying Holder for use therein.

                        Each party entitled to indemnification hereunder (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnified Party is prejudiced by such failure to provide notice. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom. An Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, provided that in no event shall the



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Indemnifying Party be required to pay the fees and expenses of more than one such separate counsel for all Indemnified Parties.

                        The obligations of the Company and holders hereunder shall survive the completion of any offering of the Shares in a registration statement and the termination of this Agreement.


(e) AVAILABILITY OF FORM S-3 AND REPORTS UNDER THE EXCHANGE ACT. The Company represents that it is currently eligible to utilize Form S-3. Further, the Company agrees to use best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

        1.6 TAX TREATMENT. The parties intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        1.7 ACCOUNTING TREATMENT. The parties intend to treat the Merger as a purchase for accounting purposes.

        1.8 EMPLOYMENT; STOCK VESTING/OWNERSHIP RESTRUCTURING; NON-COMPETE.

                1.8.1 COMPENSATION. All employees of Micro Magic agreed to by the Company and Micro Magic shall be employed as at-will employees of the Company (except to the extent they wish to terminate their employment), in any event, at the compensation levels consistent with Company's current compensation structure and as agreed to by Micro Magic and the Company, and shall be eligible for employee benefits in accordance with the Company's current policies and practices. For purposes of the Company's benefit programs and each Micro Magic employee's employment with the Company, the Company will treat such Micro Magic employees the same way the Company would treat similarly situated employees of the Company, and the Company will give such employees credit for such employees' prior service with Micro Magic. The Company's current policies and practices with respect to its various benefits programs provide that there are no waiting periods for participation except that the Company's employee stock purchase plan does not accept new enrollees otherwise than during enrollment for a new offering period (which occurs twice a year during January and July for participation which begins in February and August, respectively).

                1.8.2 STOCK OWNERSHIP/RESTRUCTURING. The Micro Magic stock ownership of the Major Shareholders shall be restructured such that each will be unvested as to a number of shares equal to 45% of such Major Shareholder's total stock holdings as of October 31, 2000. Such shares will vest in equal monthly increments over a 36-month period following the Closing Date, subject to continued employment and such other conditions as set forth in the Stock Restructuring and Non-Compete Agreement substantially in the form attached hereto as Schedule 1.8.2(a). The unvested, restructured shares shall be held in book entry on the records of the Company's transfer agent and shall be released monthly in arrears as the shares shall vest, in accordance with the procedures in effect currently at that Company.

                1.8.3 STOCK OPTION RESTRUCTURING. The Micro Magic stock option holdings of the Major Shareholders shall be restructured such that the options shall be deemed vested as to 55% and the remaining 45% shall vest in equal monthly increments over a 36-month period commencing on the Closing Date, subject to continued employment and such other conditions as set forth in the Stock Restructuring and Non-Compete Agreement substantially in the form attached hereto as Schedule 1.8.2(a). The Major Shareholders shall execute an amendment to their respective stock option agreements to reflect the restructuring of the vesting schedule and the vesting acceleration provisions provided in the Stock Restructuring and Non-Compete Agreement.



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                1.8.4 NON-COMPETE. Subject to the terms of the Stock
Restructuring and Non-Compete Agreement, the Major Shareholders shall agree to a non-compete provision pursuant to which each agrees not to compete for a period of two years from the date of termination of employment; provided however, that such period shall not be longer than three years from the Closing Date. The scope of the non-compete shall be worldwide and shall be limited to the design, development and implementation of integrated circuits, associated software and methodologies to be utilized by companies in the development of IP packet processing products; provided however, that companies engaged in the design, development and implementation of SRAMs, DRAMs and general purpose microprocessors shall be excluded from the scope of the non-compete.

                1.8.5 CONFLICT. If there is any conflict between the Stock Restructuring and Non-Compete Agreement and Section 1.8, the terms of the Stock Restructuring and Non-Compete Agreement will govern.

        1.9 CONTINUED SUPPORT OF THE MICRO MAGIC SOFTWARE TOOLS. The Company acknowledges and agrees that it will make reasonable commercial efforts to continue to sell and support the Micro Magic software tools. Further, the Company agrees that if it determines, in its sole discretion, not to continue such efforts, it will make the Micro Magic software tools and related intellectual property available in the public domain in such a manner as is reasonably expected and intended to disseminate such software tools and related intellectual property broadly.

2. THE MERGER. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger in a form agreed to by the parties and the applicable provisions of the laws of the State of California ("California Law") and the laws of the State of Delaware ("Delaware Law"), Micro Magic shall be merged with and into the Company, the separate corporate existence of Micro Magic shall cease and the Company shall continue as the Surviving Corporation (the "Surviving Corporation").

        2.1 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing an Agreement of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law and with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Law on the Closing Date. The time of such filings (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger) shall be the "Effective Time". Unless the context otherwise requires, the term "Agreement" as used in this Section 2 refers collectively to this Agreement and Plan of Reorganization and the Agreement of Merger. The Closing of the Merger shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 at a time and date to be specified by the parties (described herein as the "Closing" or the "Closing Date").

        2.2 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Micro Magic shall vest in the Surviving Corporation, and all debts, liabilities and duties of Micro Magic shall become the debts, liabilities and duties of the Surviving Corporation.

        2.3 ARTICLES OF INCORPORATION; BYLAWS.

                2.3.1 At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

                2.3.2 The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.



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        2.4 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

        2.5 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Micro Magic, the Company or the holders of any of the following securities:

                2.5.1 CONVERSION OF MICRO MAGIC COMMON STOCK. Each share of the Micro Magic common stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined below) will be canceled and extinguished and automatically converted into the right to receive the number of Shares and cash to be set forth on Schedule 1.2 hereto, upon surrender of the certificates representing the shares of Micro Magic common stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required by the Transfer Agent (as defined in Section 2.7)).

                2.5.2 MICRO MAGIC STOCK OPTIONS. At the Effective Time, all options to purchase Micro Magic common stock then outstanding under Micro Magic's 1995 Stock Option Plan and any other stock option plan contemplated by this Agreement, whether vested or unvested, shall be assumed by the Company in accordance with Section 1.4 hereof.

                2.5.3 FRACTIONAL SHARES. No fraction of a share of the Company common stock will be issued by virtue of the Merger. To the extent there are fractional shares, such amounts shall be paid as part of the cash consideration to be set forth on Schedule 1.2 hereto.

                2.5.4 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Micro Magic common stock or Company common stock occurring on or after the date hereof and prior to the Effective Time.


        2.6 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Micro Magic common stock who has demanded and perfected dissenters' rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Company's common stock and cash pursuant hereto, but the holder thereof shall only be entitled to such rights as are granted by California Law. Notwithstanding the foregoing, if any holder of shares of Micro Magic common stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to the consideration to be set forth on Schedule 1.2 hereto, without interest thereon, upon surrender of the certificate representing such shares of Micro Magic common stock.

        Micro Magic shall give the Company (i) prompt notice of any written demands for appraisal of any shares of Micro Magic common stock, withdrawals of such demands, and any other instruments served pursuant to California law and received by Micro Magic which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California Law. Micro Magic shall not, except with the prior written consent of the Company or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Micro Magic common stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Micro Magic or the Surviving Corporation as the case may be.



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        2.7 SURRENDER OF CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The holders of the Micro Magic share certificates shall surrender such certificates at the Closing. The Company shall issue, through its transfer agent, Wells Fargo Shareowner Services (the "Transfer Agent"), shares of the Company's common stock and shall deliver certificates reflecting such shares within 10 days after the Closing. To the extent the Shares have not vested, such Shares will remain as book entries on the records of the Transfer Agent until such Shares have vested in accordance with the applicable vesting agreement in effect on the Closing Date. The Company will prepare and deliver instructions to the Transfer Agent in appropriate form regarding such issuance and delivery. At the end of each month thereafter the Company shall cause such shares as have vested during the month to be issued in accordance with the policy that the Company uses for all employees of the Company who have early exercised stock options or otherwise own shares that are subject to repurchase by the Company. If required by applicable securities laws, the unvested Shares will be restricted and, if required by applicable securities laws, all Shares will bear an appropriate legend.

3. REPRESENTATIONS AND WARRANTIES OF MICRO MAGIC. Micro Magic represents and warrants to the Company that the statements contained in this Article 3 are true and correct, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Micro Magic to the Company dated as of the date hereof and certified by a duly authorized officer of Micro Magic (the "Micro Magic Schedules"). Disclosure in any paragraph of the Micro Magic Schedules shall constitute disclosure for purposes of all sections of this Agreement.

        3.1 ORGANIZATION.

                3.1.1 DUE ORGANIZATION; SUBSIDIARIES. Micro Magic is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a material adverse effect on Micro Magic. Micro Magic does not have and has never had any subsidiaries and does not otherwise own, and has not otherwise owned, any share in the capital of or any interest in or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

                3.1.2 ARTICLES; BYLAWS. Micro Magic has delivered or made available to the Company a true and correct copy of its Articles of Incorporation and Bylaws, as amended to date, and each such instrument is in full force and effect. Micro Magic is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

                3.1.3 CAPITAL STRUCTURE. The authorized capital stock of Micro Magic consists of 10,000,000 shares of common stock, no par value, of which there were 6,338,501 shares issued and outstanding as of the date hereof and no shares of preferred stock. All outstanding shares of Micro Magic common stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Micro Magic or any agreement or document to which Micro Magic is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any capital stock of Micro Magic. As of the date hereof, Micro Magic had reserved an aggregate of 3,200,000 shares common stock for issuance to employees, consultants and non-employee directors pursuant to its 1995 Stock Option Plan. As of October 31, 2000, 3,122,000 of such options had been granted and 1,156,667 were reserved for future issuance.

                3.1.4 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.1.3, there are no equity securities, partnership interests or similar ownership interests of any class of Micro Magic security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.1.3, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Micro Magic is a party or by which it is bound obligating Micro Magic to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Micro Magic or obligating Micro Magic to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Micro Magic, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Micro Magic.

        3.2 AUTHORITY. Micro Magic has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Micro Magic, subject only to the filing and recordation of the Agreement of Merger, approval of the Merger by the shareholders of Micro Magic pursuant to California Law and the Articles of Incorporation of Micro Magic. This Agreement has been duly executed and delivered by Micro Magic and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Micro Magic, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3 NO CONFLICT. The execution and delivery of this Agreement by Micro Magic and the execution and delivery of the Stock Restructuring and Non-Compete Agreement by the Major Shareholders does not, and the performance of this Agreement by Micro Magic and the performance of the Stock Restructuring and Non-Compete Agreement by each Major Shareholder will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Micro Magic, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Micro Magic or the Major Shareholder or by which their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Micro Magic's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Micro Magic pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each a "Contract" and collectively the "Contracts") to which Micro Magic is a party or by which Micro Magic or its properties are bound or affected. The Micro Magic Schedules list all material consents, waivers and approvals under any of Micro Magic's agreements, contracts, licenses, leases or other contractual obligation required to be obtained in connection with the consummation of the Merger. Micro Magic is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is Micro Magic or any Major Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect (except as such enforceability may be limited by principles of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies) and Micro Magic is not subject to any default thereunder, nor is any party obligated to Micro Magic pursuant to any such Contract subject to any default thereunder. Micro Magic has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or except as contemplated herein, for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of Micro Magic's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

        3.4 CONSENTS. No material consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic, is required by or with respect to Micro Magic in connection with the execution and delivery of this Agreement except for
(i) the filing of the Agreement of Merger with the Secretaries of State of the States of California and Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, declarations, orders, filings, approvals and registrations which if not obtained or made would not be material to Micro Magic or the Company or have a material adverse effect on the ability of the parties to consummate the Merger and (iv) the filing of appropriate notices under the California Corporations Code with respect to the new stock plan referenced in Section 1.4.4.

        3.4 TAXES; TAX RETURNS. Micro Magic has timely filed all federal, state, local and foreign returns, estimates, information statements and other returns relating to taxes required to be filed by Micro Magic, except such returns which are not material, and has paid all taxes shown to be due on such returns. Micro Magic, as of the Effective Time, will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other taxes required to be withheld. No audit or other examination of any return of Micro Magic is presently in progress, nor has Micro Magic been notified of any request for such an audit or other examination. No power of attorney that is currently in force has been granted with respect to any matter relating to taxes payable by Micro Magic. Micro Magic is not a party to or affected by any tax-sharing or allocation agreement or arrangement.

        3.5 INTELLECTUAL PROPERTY.

                3.5.1 OWNERSHIP. To the knowledge of Micro Magic, Micro Magic owns or has the right to use, sell or license all intellectual property necessary or required for the conduct of its business as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "IP Rights").

                3.5.2 NO CONFLICT. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IP Rights or materially impair the right of Micro Magic or the Company to use, sell or license any IP Rights or portion thereof.

                3.5.3 NO VIOLATION. To the knowledge of Micro Magic, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Micro Magic violates in any material respect any license or agreement between Micro Magic and any third party or infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of Micro Magic, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IP Rights, nor has Micro Magic received any written notice asserting that any IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

                3.5.4 SAFEGUARD OF IP RIGHTS. Micro Magic has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of all IP Rights, and has entered into non-disclosure agreements, where appropriate.

        3.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Micro Magic has received any notice of assertion nor, to Micro Magic's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Micro Magic or any Major Shareholder which reasonably would be likely to be material to Micro Magic or the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

        3.7 NO UNDISCLOSED LIABILITIES. Except as set forth in the Micro Magic Schedules, as of the date of the Agreement, Micro Magic does not have any liability, indebtedness, obligation, or guaranty, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate has not been reflected in the financial statements delivered to the Company.

        3.8 BROKERS' FEES. Micro Magic has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

        3.9 REPRESENTATIONS OF THE MICRO MAGIC SHAREHOLDERS. The representations made by the Micro Magic shareholders in the Investment Representation Statements as of the Closing Date will be, to the best of Micro Magic's knowledge, true and correct in all respects. Further, Micro Magic acknowledges and agrees that the Shares to be issued under this Agreement are being issued in reliance on the Investment Representation Statements.


4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Micro Magic as follows:

        4.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the Delaware Law . The Company has the corporate power to own its properties and to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under its contractual obligations. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the Company.

        4.2 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of either to authorize the Agreement and the transactions contemplated hereby. The Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Micro Magic, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the Company or the ability of the parties to consummate the Merger.

        4.4 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        4.5 SEC FILINGS. All statements, reports, schedules, forms and other documents required to have been filed with the SEC by the Company (the "Company SEC Documents") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (x) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of

1934 (as the case may be); and (y) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        4.6 VALID ISSUANCE. The Shares will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable and, assuming the representations of the Micro Magic shareholders in the Investment Representation Statements are true and correct in all material respects, will be issued in compliance with all applicable federal or state securities laws.


5. CONDUCT PRIOR TO THE EFFECTIVE TIME

        5.1 Conduct of Business of Micro Magic. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Micro Magic agrees to use its best efforts to cause Micro Magic, except to the extent that the Company shall otherwise consent in writing, to carry on Micro Magic's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts of Micro Magic when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practice and policies to preserve intact Micro Magic's present business organizations, keep available the services of Micro Magic's present officers and key employees and preserve Micro Magic's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired Micro Magic's goodwill and ongoing businesses at the Effective Time. Micro Magic shall promptly notify the Company of any event or occurrence or emergency not in the ordinary course of business of Micro Magic and any material event involving Micro Magic. Except as expressly contemplated by this Agreement, Micro Magic shall not, without the prior written consent of the Company:

                5.1.1 make any capital expenditures or enter into any capital expenditure commitment or transaction exceeding $10,000 individually or $25,000 in the aggregate;

                5.1.2 (i) except in the ordinary course of business, sell, license or transfer to any person or entity any rights to any Micro Magic intellectual property or enter into any agreement with respect to any intellectual property with any person or entity or with respect to any intellectual property of any person or entity, (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, or (iii) enter into any agreement with respect to the development of any intellectual property with a third party;

                5.1.3 amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts;

                5.1.4   commence or settle any litigation;

                5.1.5 declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Micro Magic common stock, or split, combine or reclassify any Micro magic common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Micro Magic common stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Micro Magic common stock (or options, warrants or other rights exercisable therefor;

                5.1.6 issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Micro Magic or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

                5.1.7 cause or permit any amendments to its articles of incorporation, bylaws or other organizational documents of Micro Magic;

                5.1.8 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material;

                5.1.9 sell, lease, license or otherwise dispose of any of its properties or assets;

                5.1.10 incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                5.1.11 grant any loans to others (other than advances of travel or other work-related expenses in the ordinary course of business) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

                5.1.12 grant any severance or termination pay (i) to any director or officer, or (ii) to any employee;

                5.1.13 adopt or amend any employee benefit plan or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation of its employees;

                5.1.14  revalue any of its assets;

                5.1.15 pay, discharge or satisfy, in an amount in excess of $10,000 in any one case, or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise;

                5.1.16 make or change any election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

                5.1.17 enter into any strategic alliance or joint marketing arrangement or agreement;

                5.1.18 take any action to accelerate the vesting schedule of any of the outstanding Micro Magic options or common stock;

                5.1.19 without the prior written consent of the Company, hire or terminate any employees, or encourage any employees to resign from Micro Magic; or

                5.1.20 take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1.1 through 5.1.19 hereof.


6. ADDITIONAL AGREEMENTS

        6.1 SATISFACTION OF CONDITIONS PRECEDENT. Each party shall use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth herein, and each party will use its best efforts to cause the transactions contemplated by this Agreement to be consummated.

        6.2 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        6.3 UPDATE TO SCHEDULE 1.2. Schedule 1.2 shall be updated as of the Closing Date pursuant to Section 1.2.

        6.4 OPTION PLAN. In connection with the New Employee Shares and prior to signing this Agreement, Micro Magic shall either adopt a new stock option plan in a form approved in advance by the Company or shall amend its 1995 Stock Option Plan to increase the number of available shares as required.

        6.5 401(k). Any 401(k) plan operated by Micro Magic shall terminate as of the Closing Date and Micro Magic shall provide a certified resolution of its board of directors indicating that such plan has been terminated effective as of the Closing Date. Employees of Micro Magic shall be eligible to participate in the Company's 401(k) plan immediately in accordance with its terms and the Company will act in accordance with Company practices and procedures with respect to informing and helping new enrollees enroll in and understand the Company's 401(k) plan and the associated rollover provisions.

7. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        7.1 SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Micro Magic.

        7.2 TAX OPINIONS. Each of the Company and Micro Magic shall each have received written opinions from their respective advisors, Ernst and Young LLP and Wilson Sonsini Goodrich & Rosati, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either party does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        7.3 NO ORDER. No order, administrative agency or commission or other governmental authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.


8. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MICRO MAGIC. The obligation of Micro Magic to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Micro Magic:

        8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties, if any, which address matters only as of a particular date. Micro Magic shall have received a certificate signed by an authorized officer on behalf of the Company, as applicable, to such effect.

        8.2 AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

        8.3 ADDITIONAL CLOSING DOCUMENTS. The Company shall have delivered to Micro Magic certified resolutions of the Board of Directors of the Company and of the Board of Directors, in each case approving the Merger in accordance with the terms of this Agreement. Micro Magic and the shareholders of Micro Magic shall have received an opinion of the Company's General Counsel, in form and substance reasonably satisfactory to Micro Magic.

        8.4 MATERIAL ADVERSE EFFECT. No material adverse effect with respect to the Company shall have occurred since the date of this Agreement.

9. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Micro Magic and contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties, if any, which address matters only as of a particular date. The Company shall have received certificates signed on behalf of Micro Magic by the president and the chief financial officer of Micro Magic to such effect.

        9.2 AGREEMENTS AND COVENANTS. Micro Magic shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

        9.3 MATERIAL ADVERSE EFFECT. No material adverse effect with respect to Micro Magic shall have occurred since the date of this Agreement.

        9.4 ADDITIONAL CLOSING DOCUMENTS. Micro Magic shall have delivered to the Company certified resolutions of the Board of Directors and the shareholders of Micro Magic. The Company shall have received an opinion from Wilson Sonsini Goodrich & Rosati, in form and substance reasonably satisfactory to the Company. Each of the Major Shareholder shall have executed and delivered the Stock Restructuring and Non-Compete Agreement to the Company. Each Micro Magic shareholder shall have executed and delivered an Investment Representation Statement to the Company.

10. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger:

        (a) by mutual written consent duly authorized by the boards of directors of each of the parties hereto;

        (b) by either the Company or Micro Magic, by giving written notice to the other party, if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Section 6.1 of this Agreement;

        (c) by the Company or Micro Magic, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;

        (d) by the Company giving written notice to Micro Magic, if the Closing shall not have occurred on or before December 18, 2000 (unless extended by agreement of the parties) by reason of the failure of any condition precedent hereunder (unless the failure results primarily from a breach by the Company of any representation, warranty, or covenant of the Company contained in this Agreement or the Company's failure to fulfill a condition precedent to closing or other default); or

        (e) by Micro Magic, by giving written notice to the Company, if the Closing shall not have occurred on or before December 18, 2000 (unless extended by agreement of the parties) by reason of the failure of any condition precedent hereunder (unless the failure results primarily from a breach by Micro Magic of any representation, warranty, or covenant of Micro Magic contained in this Agreement or Micro Magic's failure to fulfill a condition precedent to closing or other default).

No termination of this Agreement shall affect the obligations of the parties contained in the Confidential Disclosure Agreement dated October 8, 2000 between the Company and Micro Magic all of which shall survive termination of this Agreement.

11. TERMINATION FEE; OTHER FEES AND EXPENSES.

        11.1 TERMINATION FEE.

                (a) Termination Fee Payable by Micro Magic. If the Merger is not consummated on or before December 18, 2000 (unless extended by agreement of the parties) and (i) the Company is ready and willing to close the Merger in accordance with the terms of this Agreement, (ii) the Company is not in material breach of any representation, warranty or covenant of this Agreement, (iii) all of the conditions set forth in Sections 7 and 8 have been satisfied in all material respects (or any failure of such conditions to be satisfied results from Micro Magic's failure to comply with Section 6.1) and (iv) Micro Magic refuses to consummate the Merger (or the Merger does not close as a result of the failure of Micro Magic to take a material action required by this Agreement) then if within 90 days after the date of such refusal or failure Micro Magic consummates a Micro Magic Acquisition (as defined below), Micro Magic shall immediately pay the Company $5,000,000 by wire transfer to an account designated by the Company. For purposes of this Agreement, a "Micro Magic Acquisition" shall mean any merger or consolidation involving Micro Magic or any sale or other disposition of all or substantially all of Micro Magic's assets.

                (b) Termination Fee Payable by the Company. If the Merger is not consummated on or before December 18, 2000 (unless extended by agreement of the parties and (i) Micro Magic is ready and willing to close the Merger in accordance with the terms of this Agreement, (ii) Micro Magic is not in material breach of any representation, warranty or covenant in this Agreement, (iii) all of the conditions set forth in Sections 7 and 9 have been satisfied in all material respects (or any failure of such conditions to be satisfied results from the Company's failure to comply with Section 6.1) and (iv) the Company refuses to consummate the Merger (or the Merger does not close as a result of the failure of the Company to take a material action required by this Agreement) then immediately upon such refusal or failure the Company shall pay Micro Magic $5,000,000 by wire transfer to an account designated by Micro Magic.

        11.2 OTHER FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; except that, if the Merger is not consummated, the Company will pay the fees and expenses of Micro Magic's auditors associated with the audit of Micro Magic's 1998 financial statements.

2. MISCELLANEOUS.

        12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Company: Juniper Networks, Inc.
                             1194 North Mathilda Avenue
                             Sunnyvale, CA 94089
                             Attention:  General Counsel
                             Telephone No.:  (408)745-2384
                             Facsimile No.:  (408) 745-8910

If to Micro Magic:           Micro Magic, Incorporated
                             333 West El Camino Real
                             Sunnyvale, CA  94087
                             Attention:  Mark Santoro
                             Telephone No.: (408) 735 9200
                             Facsimile No.:  (408) 735-9300

With a copy to:              Wilson Sonsini Goodrich & Rosati
                             650 Page Mill Road
                             Palo Alto, CA  94304
                             Attention:  Jeffrey Saper/J. Robert Suffoletta
                             Telephone No.:  (650) 493-9300
                             Facsimile No.:  (650) 493-6811

        12.2 INTERPRETATION. When a reference is made in this Agreement to schedules, such reference shall be to a schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        12.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and all schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Term Sheet between the Company and Micro Magic dated October 30, 2000 (but excluding the Non-Disclosure Agreement); and are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided herein. The shareholders of Micro Magic shall be able to rely on this Agreement and are third party beneficiaries hereunder.

        12.5 SEVERABILITY. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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        12.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, regardless of its conflicts of law rules. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties by means of non-binding arbitration held in Santa Clara County, California under the rules then in effect of the American Arbitration Association, and each of the parties consents to the jurisdiction of the American Arbitration Association in any such action or proceeding. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.

        12.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        12.9 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties which approval will not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.



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JUNIPER NETWORKS, INC.                  MICRO MAGIC INCORPORATED

BY: /s/ Lisa C. Berry                   BY: /s/ Mark Santoro
   --------------------------------        -------------------------------------

NAME: Lisa C. Berry                     NAME: Mark Santoro
     ------------------------------          -----------------------------------
       Vice President, General                 President and
TITLE: Counsel and Secretary            TITLE: Chief Executive Officer
      -----------------------------           ----------------------------------

DATE:  11/27/2000                       DATE: 11/27/2000
     ------------------------------          -----------------------------------



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